Exhibit 99.4

ENERGY VAULT, INC.

RESTRICTED STOCK PURCHASE AGREEMENT

THIS AGREEMENT is made effective as of 28.11.2017 (“Effective Date”) between Energy Vault, Inc., a Delaware corporation (the “Company”) and Andrea Pedretti (the “Purchaser”).

WHEREAS, the Purchaser is an employee of [Energy Vault GmbH], a wholly-owned subsidiary of the Company [organized under the laws of Switzerland] (the “Subsidiary”) and the Purchaser’s continued participation is considered by the Company to be important for the Company’s continued growth; and

WHEREAS, in order to give the Purchaser an incentive to participate in the affairs of the Company, the Company is willing to sell to the Purchaser and the Purchaser desires to purchase 424,000 shares of Common Stock according to the terms and conditions hereof;

NOW, THEREFORE, the parties agree as follows:

1.              Sale of Stock. The Company hereby agrees to sell to the Purchaser and the Purchaser hereby agrees to purchase an aggregate of 424,000 shares of the Company’s Common Stock (the “Shares”), at the price of $0.0025 per share for an aggregate purchase price of $1,060.00 (the “Purchase Price”).

2.              Payment of Purchase Price. The Purchase Price for the Shares shall be paid by delivery to the Company at the time of execution of this Agreement of a check or wire transfer.

3.              Issuance of Shares. Upon receipt by the Company of the Purchase Price, the Company shall issue duly executed certificate(s) evidencing the Shares in the name of the Purchaser. Any certificate(s) representing the unvested portion of the Shares shall be held in escrow until expiration of the Company’s repurchase option as described in this Agreement.

4.              Repurchase Option.

(1)	Eighty percent (80%) of the Shares (339,200 shares), and any dividends or distributions paid thereon (collectively, the “Restricted Stock”), are subject to the Company’s repurchase option defined in this section. In the event of the voluntary or involuntary termination of the Purchaser’s employment with or services to the Subsidiary (or the Company, if Purchaser transfers employment to the Company) for any or no reason (including death or Disability (as defined below)) before all of the Restricted Stock are released from the Company’s repurchase option under Section 5, the Company shall, upon the date of such termination (as reasonably fixed and determined by the Company) have an irrevocable, exclusive option for a period of 90 days from such date to repurchase all or any portion of the Restricted Stock which have not been released from the repurchase option at such time at the Share’s original purchase price per share ($.0025) (“Repurchase Option”) either based on time or accelerated vesting pursuant to the last sentence of Section 5. Said Repurchase Option shall be exercised by the Company by written notice to the Purchaser or the Purchaser’s executor (with a copy to the Escrow Holder (as defined below)) and, at the Company’s option, by delivery to the Purchaser or the Purchaser’s executor with such notice of a check in the amount of the repurchase price for the Restricted Stock being repurchased. Upon delivery of such notice and the payment of the repurchase price, the Company shall become the legal and beneficial owner of the Restricted Stock being repurchased and all rights and interests therein or relating thereto, and the Company shall have the right to retain and transfer to its own name the number of Restricted Stock shares being repurchased by the Company.

(2)	For purposes of this Agreement, “Disability” shall mean the Purchaser’s inability or expected inability, as a result of any mental or physical disability, to perform the Purchaser’s obligations under the Purchaser’s offer letter or Employee Confidentiality and Non-Disclosure Agreement with the Subsidiary (or offer letter or Employee Confidentiality and Non-Disclosure Agreement with the Company, if Purchaser transfers employment to the Company) for a period of one hundred eighty (180) days without interruption. A period of Disability shall be considered as interrupted, and not be combined with any future period of Disability if, and only if, the Purchaser has resumed full performance of the Purchaser’s duties for a period of not less than thirty (30) days.

(3)	Whenever the Company shall have the right to repurchase the Restricted Stock hereunder, the Company may designate and assign one or more employees, officers, directors or stockholders of the Company or other persons or organizations to exercise all or a part of the Company’s repurchase rights under this Agreement and purchase all or a part of such Restricted Stock.

5.               Release of Restricted Stock from Repurchase Option. The Restricted Stock shall vest (and therefore be released from the Company’s Repurchase Option) as follows: 25% of the shares (84,800 shares) will vest on the one year anniversary of the Effective Date and thereafter, 1148th of the Restricted Stock shall vest each month so that the Restricted Stock is fully vested on the fourth anniversary of the Effective Date. Vesting of the Restricted Stock shall be subject to Purchaser’s continued employment with the Subsidiary (or the Company, if Purchaser transfers employment to the Company) on the relevant vesting dates.

6.               Restriction on Transfer. Except for the escrow described in Section 7 or transfer of the Restricted Stock to the Company or its assignees contemplated by this Agreement, none of the Shares nor any beneficial interest therein shall be transferred, encumbered or otherwise disposed of in any way until the release of such Restricted Stock from the Company’s Repurchase Option in accordance with the provisions of this Agreement. Notwithstanding anything to the contrary contained elsewhere in this section, the transfer of any or all of the Shares (including any or all unvested Shares) during the Purchaser’s lifetime or on the Purchaser’s death by will or intestacy to (i) the Purchaser’s spouse; (ii) the Purchaser’s lineal descendants or antecedents, siblings, aunts, uncles, nieces and nephews (including adoptive relationships and step relationships), and their spouses; and (iii) a trust or other similar estate planning vehicle for the benefit of the Purchaser or any such person, shall be exempt from the provisions of this section; provided that, in each such case, the transferee agrees in writing to receive and hold the Shares (including any unvested Shares) so transferred subject to all of the provisions of this Agreement, including but not limited to this section, and specifically including, without limitation, the Company’s Repurchase Option with respect to any unvested Shares so transferred, and there shall be no further transfer of such Shares or unvested Shares except in accordance with the terms of this section; and provided further, that without the prior written consent of the Company, which may be withheld in the sole discretion of the Company, no unvested Shares may be transferred and no more than three transfers may be made pursuant to this section, including all transfers by the Purchaser and all transfers by any transferee.

7.              Escrow of Shares.

(1)	The unvested portion of the Restricted Stock issued under this Agreement shall be held by the Secretary of the Company as escrow holder (-Escrow Holder”), along with a stock assignment executed by the Purchaser in blank, until the expiration of the Company’s Repurchase Option with respect to such Restricted Stock as set forth above.

(2)	The Escrow Holder is hereby directed to permit transfer of the Restricted Stock only in accordance with this Agreement or instructions signed by both parties. In the event further instructions are desired by the Escrow Holder, he shall be entitled to rely upon directions executed by a majority of the authorized number of the Company’s Board of Directors. The Escrow Holder shall have no liability for any act or omission hereunder while acting in good faith in the exercise of the Purchaser’s own judgment.

(3)	If the Company or any assignee exercises its Repurchase Option hereunder, the Escrow Holder, upon receipt of written notice of such option exercise from the proposed transferee, shall take all steps necessary to accomplish such transfer.

(4)	When the Repurchase Option has been exercised or expires unexercised or a portion of the escrowed Restricted Stock has been released from such Repurchase Option, upon Purchaser’s request the Escrow Holder shall promptly cause a new certificate to be issued for such released Restricted Stock and shall deliver such certificate and any distributions or dividends paid thereon to the Purchaser.

(5)	Subject to the terms hereof, the Purchaser shall have all the rights of a stockholder with respect to such Restricted Stock while they are held in escrow, including without limitation, the right to vote the Restricted Stock and receive any dividends declared thereon. If, from time to time during the term of the Company’s Repurchase Option, there is (1) any stock dividend, stock split or other change in the Restricted Stock, or (ii) any merger or sale of all or substantially all of the assets or other acquisition of the Company, any and all new, substituted or additional securities to which the Purchaser is entitled by reason of the Purchaser’s ownership of the Restricted Stock shall be immediately subject to this escrow, deposited with the Escrow Holder and included thereafter as “Restricted Stock” for purposes of this Agreement and the Company’s repurchase option.

8.                Restrictions on Disposition of Shares.

(a)              Purchaser shall not transfer, assign, encumber or otherwise dispose of the Shares unless and until there is compliance with all of the following requirements:

(i)	Purchaser shall have complied with all requirements of this Agreement applicable to the disposition of the Shares.

(ii)	Purchaser shall have provided the Company with written assurances, in form and substance reasonably satisfactory to the Company, that (A) the proposed disposition does not require registration of the Shares under the Securities Act of 1933 (the “Securities Act”) or (B) all appropriate action necessary for compliance with the registration requirements of the Securities Act or any exemption from registration available under the Securities Act (including Rule 144) has been taken.

(b)             The Company shall not be required (i) to transfer on its books any Shares which have been sold or transferred in violation of the provisions of this Agreement or (ii) to treat as the owner of the Shares, or otherwise to accord voting, dividend or liquidation rights to, any transferee to whom the Shares have been transferred in contravention of this Agreement.

(c)             The share certificate(s) evidencing the Shares issued hereunder shall be endorsed with the following legends:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). SUCH SECURITIES MAY NOT BE OFFERRED SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS A REGISTRATION STATEMENT UNDER THE ACT IS IN EFFECT AS TO SUCH OFFER, SALE, TRANSFER, PLEDGE OR HYPOTHECATION, OR UNLESS THE ISSUER RECEIVES AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE, TRANSFER, PLEDGE OR HYPOTHECATION MAY BE MADE PURSUANT TO RULE 144 OR IS OTHERWISE IN COMPLIANCE WITH THE ACT.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A LOCKUP PERIOD OF UP TO 180 DAYS FOLLOWING THE EFFECTIVE DATE OF A REGISTRATION STATEMENT OF THE ISSUER FILED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AS SET FORTH IN AN AGREEMENT BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THESE SHARES, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE ISSUER. SUCH LOCKUP PERIOD IS BINDING ON TRANSFEREES OF THESE SHARES.

9.              Investment Representations. In connection with the purchase of the Shares, the Purchaser represents to the Company the following:

(1)	The Purchaser is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the securities. The Purchaser is purchasing these securities for investment for the Purchaser’s own account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act.

(2)	The Purchaser understands that the securities have not been registered under the Securities Act by reason of a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of the Purchaser’s investment intent as expressed herein. In this connection, the Purchaser understands that, in the view of the Securities and Exchange Commission (the “Commission”), the statutory basis for such exemption may not be present if the Purchaser’s representations meant that the Purchaser’s present intention was to hold these securities for a minimum capital gains period under the tax statutes, for a deferred sale, for a market rise, for a sale if the market does not rise, or for a year or any other fixed period in the future.

(3)	The Purchaser further acknowledges and understands that the securities must be held indefinitely unless they are subsequently registered under the Securities Act or an ‘<*5 exemption from such registration is available. The Purchaser is able, without impairing his or her financial condition, to hold the Shares for an indefinite period and to suffer a complete loss of his or her investment in the Shares. The Purchaser further acknowledges and understands that the Company is under no obligation to register the securities. The Purchaser understands that the certificate evidencing the securities will be imprinted with a legend which prohibits the transfer of the securities unless they are registered or such registration is not required in the opinion of counsel for the Company.

(4)	The Purchaser is aware of the adoption of Rule 144 by the Commission, promulgated under the Securities Act, which permits limited public resale of securities acquired in a non-public offering subject to the satisfaction of certain conditions.

(5)	The Purchaser further acknowledges that in the event all of the requirements of Rule 144 are not met, compliance with Regulation A or some other registration exemption will be required; and that although Rule 144 is not exclusive, the staff of the Commission has expressed its opinion that persons proposing to sell private placement securities other than in a registered offering and other than pursuant to Rule 144 will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales and that such persons and the brokers who participate in the transactions do so at their own risk.

(6)	The Purchaser understands that Purchaser may suffer adverse tax consequences as a result of Purchaser’s purchase or disposition of the Shares. Purchaser represents that Purchaser has consulted any tax consultants Purchaser deems advisable in connection with the purchase or disposition of the Shares and that Purchaser is not relying on the Company for any tax advice.

10.             Market Stand-Off. The Purchaser agrees that in connection with the initial registration of the offering of any securities of the Company under the Securities Act for the account of the Company, other than a registration relating solely to employee benefit plans or relating solely to a Rule 145 transaction, if so requested by the Company or any representative of the underwriters (the “Managing Underwriter”), such Purchaser shall not sell, make any short sale of, loan, grant an option for the purchase of, or otherwise transfer any securities of the Company during the period specified by the Company’s Board of Directors at the request of the Managing Underwriter (the “Market Standoff Period”), with such period not to exceed (a) 180 days following the effective date of a registration statement of the Company filed under the Securities Act, plus (b) such other period as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (i) the publication or other distribution of research reports and (ii) analyst recommendations and opinions, including, but not limited to, the restrictions contained in NASD Rule 271 1(O(4) or NYSE Rule 472(O(4), or any successor provisions or amendments thereto, provided that: all officers and directors of the Company and holders of at least one percent (1%) of the Company’s voting securities are bound by and have entered into similar agreements.

11.             Adjustment for Stock Split. All references to the number of Shares and the Purchase Price of the Shares in this Agreement shall be appropriately adjusted to reflect any stock split, stock dividend or other change in the Shares which may be made by the Company after the date of this Agreement.

12.             General Provisions.

(1)	This Agreement shall be governed by the internal laws of the State of California. This Agreement represents the entire agreement between the parties with respect to the purchase of Common Stock by the Purchaser, may only be modified or amended by a writing signed by both parties and satisfies all of the Company’s obligations to the Purchaser with regard to the issuance or sale of securities.

(2)	Any notice, demand or request required or permitted to be given by either the Company or the Purchaser pursuant to the terms of this Agreement shall be in writing and shall be deemed given when delivered personally (including by overnight express or messenger) or deposited in the U.S. mail, by first class, certified or registered mail with postage prepaid, and addressed to the parties at the addresses of the parties set forth at the end of this Agreement or such other address as a party may request by notifying the other in writing. Any notice to the Escrow Holder shall be sent to the Company’s address with a copy to the other party not sending the notice.

(3)	The rights and benefits of the Company under this Agreement shall be transferable to any one or more persons or entities, and all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by the Company’s successors and assigns. The rights and obligations of the Purchaser under this Agreement may only be assigned with the prior written consent of the Company.

(4)	Either party’s failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions, nor prevent that party thereafter from enforcing each and every other provision of this Agreement. The rights granted both parties herein are cumulative and shall not constitute a waiver of either party’s right to assert all other legal remedies available to it under the circumstances.

(5)	The Purchaser agrees upon request to execute any further documents or instruments necessary or desirable to carry out the purposes or intent of this Agreement.

(6)	The Purchaser understands that the Purchaser (and not the Company) shall be responsible for the Purchaser’s own federal, state, local or foreign tax liability and any of the other tax consequences that may arise as a result of the transactions contemplated by this Agreement. The Purchaser shall rely solely on the determinations of the Purchaser’s tax advisors or the Purchaser’s own determinations, and not on any statements or representations by the Company or any of the Purchaser’s agents, with regard to all such tax matters. The Purchaser shall notify the Company in writing if the Purchaser files an election pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended, with the Internal Revenue Service within thirty (30) days from the date of the sale of the Shares hereunder. The Company intends, in the event it does not receive from the Purchaser evidence of such filing, to claim a tax deduction for any amount which would be taxable to the Purchaser in the absence of such an election.

(7)	THE PURCHASER UNDERSTANDS THAT THE SALE OF THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF SUCH SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION THEREFOR PRIOR TO SUCH QUALIFICATION IS UNLAWFUL UNLESS THE SALE OF SECURITIES IS EXEMPT FROM QUALIFICATION BY SECTION 25100, 25102, OR 25105 OF THE CALIFORNIA CORPORATIONS CODE. THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED, UNLESS THE SALE IS SO EXEMPT.

(8)	Nothing in this Agreement shall confer upon Purchaser any right to continue in service or employment of Company or its subsidiary for any period of specific duration, or interfere with or otherwise restrict in any way the rights of the Company or its subsidiary to terminate such service or employment at any time and for any reason, with or without cause.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first set forth above.

PURCHASER HEREBY ACKNOWLEDGES AND AGREES THAT THIS DOCUMENT REPRESENTS THE DEFINITIVE AGREEMENT BETWEEN THE PURCHASER AND THE COMPANY WITH REGARD TO THE ISSUANCE OF COMPANY SECURITIES TO THE PURCHASER AND THAT IT SUPERSEDES ANY OTHER AGREEMENT, EITHER ORAL OR WRITTEN, RELATING TO THE PURCHASER’S RIGHTS TO COMPANY SECURITIES. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT ANY AND ALL FUTURE ISSUANCES OF COMPANY SECURITIES TO THE PURCHASER MUST BE APPROVED BY THE COMPANY’S BOARD OF DIRECTORS AND EVIDENCED BY AN EXECUTED WRITTEN AGREEMENT IN ORDER TO BECOME BINDING ON THE COMPANY

ENERGY VAULT, INC.	PURCHASER: Andrea Pedretti
A Delaware corporation

By:	/s/ Marcia Goodstein	/s/ Andrea Pedretti
(Signature)
Name:	Marcia Goodstein
Title:	President

Address:	[ * * * ]	Address:	[ * * * ]